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EXHIBIT 1


[LETTERHEAD OF GEORGE F. ROMBACH]



Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

Re:  Telenetics Corporation

Dear Ladies and Gentlemen:

I have read the Current Report on Form 8-K of Telenetics Corporation dated January 20, 1999, and am in agreement with the statements contained therein regarding the undersigned.


Very truly yours,

/s/ GEORGE F. ROMBACH
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George F. Rombach

Newport Beach, California
January 20, 1999